Exhibit 99.1

MIDDLESEX WATER COMPANY REPORTS
2010 FINANCIAL RESULTS

ISELIN, NJ,  March 9, 2011 - Middlesex Water Company (NASDAQ:MSEX) a provider of water, wastewater and related services, primarily in New Jersey and Delaware, today announced net income for the year ended December 31, 2010 was $14.3 million, up 43.6% from $10.0 million, for the same period in 2009. On a fully diluted basis, earnings per share were $0.96 for 2010, compared to $0.72 per share in 2009.
Consolidated operating revenues grew to $102.7 million for the year ended December 31, 2010, compared to $91.2 million in 2009.  Middlesex Water Chairman, President and CEO Dennis W. Doll said, “We achieved 13% growth in revenues in 2010 largely due to rate relief and customer demand for water.  Base rate increases resulted in additional revenues of $7.5 million.  Increased demand for water across all customer classes due to hot, dry weather in the summer months provided additional revenues of $3.4 million.  We were encouraged by increased water consumption by our commercial and industrial customers in the third and fourth quarters of 2010.  Throughout 2009 and the 2nd quarter of 2010, their consumption had remained below historical averages,” added Doll.
2010 Operating Results
Total operations and maintenance expenses for the year ended December 31, 2010 increased $3.1 million, or 6.0%, from 2009, largely due to an increased level of water main breaks from severe winter weather in our Middlesex and Tidewater systems; purchased water costs directly related to higher water production and increased main breaks; increased labor costs and increased costs from the implementation of a Company-wide information technology platform.   Depreciation expense for 2010 rose by $0.7 million or 8.0%, due to a higher level of utility plant in service. Other taxes increased $1.2 million from the same period in 2009, primarily reflecting increased gross receipts and franchise taxes on higher taxable revenues in our Middlesex system.
Fourth Quarter 2010
 For the three month period ended December 31, 2010, operating revenues were $25.0 million, up from $22.1 million, for the same period in 2009. Total operating expenses increased to $19.6 million, up from $17.8 million for the same period in 2009.  Net income increased 49.7% to $2.6 million, up from $1.7 million, in 2009.

Company Quarterly Dividend
Middlesex Water paid a quarterly dividend of $0.1825 per share on the Common Stock on March 1, 2011, to stockholders of record as of February 15, 2011. The Company has paid cash dividends in varying amounts continually since 1912.

About Middlesex Water Company
Middlesex Water Company, organized in 1897, is a water utility serving customers in central and southern New Jersey and in the State of Delaware. The Company and its New Jersey subsidiaries -- Pinelands Water Company and Pinelands Wastewater Company -- are subject to the regulations of the Board of Public Utilities of the State of New Jersey. Middlesex Water Company operates the water and wastewater utilities for the City of Perth Amboy through its subsidiary, Utility Service Affiliates (Perth Amboy) Inc.  Middlesex Water also provides contract operations services and a service line maintenance program through its non-regulated subsidiary, Utility Service Affiliates, Inc.  The Company’s regulated Delaware subsidiaries, Tidewater Utilities, Inc., together with Southern Shores Water Company and Tidewater Environmental Services Inc., are subject to the regulations of the Public Service Commission in Delaware. White Marsh Environmental Systems, Inc. operates small water and wastewater systems under contract on a non-regulated basis in Delaware.  Middlesex Water serves customers in Shohola, PA through its subsidiary Twin Lakes Utilities, Inc. These companies are also subject to various Federal and State regulatory agencies concerning water, and wastewater effluent quality standards.
For additional information regarding Middlesex Water Company, visit the Company’s web site at www.middlesexwater.com or call (732) 634-1500.
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others,  our long-term strategy and expectations, the status of our acquisition program, the impact of our acquisitions, the impact of current and projected rate requests and the impact of our capital program on our environmental compliance. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions, unfavorable weather conditions, the success of certain cost  containment initiatives, changes in regulations or regulatory treatment, availability and the cost of capital, the success of growth initiatives and other factors discussed in our filings with the Securities and Exchange Commission.

Contact:
Bernadette Sohler, Vice President – Corporate Affairs
Middlesex Water Company
1500 Ronson Road
Iselin, New Jersey   08830
www.middlesexwater.com
(732) 638-7549

MIDDLESEX WATER COMPANY
CONSOLIDATED STATEMENTS OF INCOME
(In thousands except per share amounts)

	Years Ended December 31,		Quarters Ended December 31,
	2010	2009	2010	2009

Operating Revenues	$102,735	$91,243	$24,967	$22,079

Operating Expenses:
Operations and Maintenance	55,481	52,348	14,276	13,126
Depreciation	9,244	8,559	2,417	2,189
Other Taxes	11,413	10,175	2,881	2,476

Total Operating Expenses	76,138	71,082	19,574	17,791

Operating Income	26,597	20,161	5,393	4,288

Other Income (Expense):
Allowance for Funds Used During Construction	970	1,001	185	274
Other Income	912	1,011	380	251
Other Expense	(438)	(286)	(257)	(237)

Total Other Income, net	1,444	1,726	308	288

Interest Charges	6,925	6,750	1,800	1,801

Income before Income Taxes	21,116	15,137	3,901	2,775

Income Taxes	6,786	5,160	1,291	1,032

Net Income	14,330	9,977	2,610	1,743

Preferred Stock Dividend Requirements	207	208	51	52

Earnings Applicable to Common Stock	$14,123	$9,769	$2,559	$1,691

Earnings per share of Common Stock:
Basic	$0.96	$0.73	$0.16	$0.12
Diluted	$0.96	$0.72	$0.16	$0.12